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                                                                EXHIBIT 5(b)(vi)
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PLATINUM INVESTOR VARIABLE ANNUITY

                  Enclosed is confirmation of the
                  initial purchase payment applied to
                  your PLATINUM INVESTOR variable annuity
                  contract issued by American General
                  Life Insurance Company. The contract
                  itself will be delivered to you in the
                  very near future.

                  We appreciate the confidence you have
                  placed in American General Life and the
                  PLATINUM INVESTOR product. Should you
                  have any questions, please contact your
                  Investment Representative or the
                  Annuity Administration Department at
                  (800) 360-4268.